UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   September 19, 2012

VISION-SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction	(Commission file number)	(IRS employer
of incorporation)		identification no.)
40 Ramland Road South Orangeburg, NY		10962
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (845) 365-0600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2012 (the “Effective Date”), Vision-Sciences, Inc. (the "Company") entered into a new $20.0 million promissory note (the “Replacement Note”) with Lewis Pell, the Company’s chairman and largest stockholder (the “Lender”). The Replacement Note consolidates and restructures the $15.0 million in aggregate borrowings collectively outstanding under the Original Agreement (as defined below) and the Supplemental Note (as defined below) and provides for an additional $5.0 million in additional borrowings to the Company, to an aggregate of up to $20.0 million.

This Replacement Note replaces the original loan agreement between the Lender and the Company dated September 30, 2011 (the “Original Agreement”) pursuant to which the Company borrowed $10.0 million, and the promissory note of $5.0 million dated July 25, 2012 (the “Supplemental Note”) pursuant to which the Company borrowed $5.0 million. The Company and the Lender also terminated the letter agreement dated August 14, 2012, pursuant to which the Lender had agreed to provide financial assistance to the Company in the amount of up to $3.0 million.

Outstanding amounts owed under the Replacement Note bear cumulative annual interest at the applicable federal rate as published by the Internal Revenue Service in effect on the Effective Date, which is equal to 0.84%. The Replacement Note must be repaid in full on or before its fifth anniversary (the “Maturity Date”), but may be prepaid by the Company at any time without penalty.  The Company will be required to repay all amounts outstanding under the Replacement Note upon an event of default, as defined in the Replacement Note

The outstanding principal amount of the Replacement Note is convertible at any time prior to the Maturity Date, at the Lender’s option, into shares of Common Stock of the Company at a price of $1.20, the closing price of the Company’s common stock on the Effective Date.

A copy of the Replacement Note is attached hereto as Exhibit 10.1 and made a part of this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is incorporated by reference from Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Promissory Note made by Vision-Sciences, Inc. in favor of Lewis C. Pell, dated as of September 19, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/ Cynthia Ansari
	Name:	Cynthia Ansari
	Title:	President and Chief Executive Officer

Date:  September 20, 2012

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